Response to 77Q1(a): The Aberdeen Funds Declaration of Trust and Investment Advisory Agreement are incorporated herein by reference to the 485BPOS filing dated June 23rd, 2008, as filed with the Securities and Exchange Commission (Accession No. 0001193125-08-138324).


Response to 77Q1(e): The Aberdeen Funds By-Laws are incorporated by reference herein to the N1A/A filing dated January 18, 2008, as filed with the Securities and Exchange Commission
(Accession No. 000138893-08-000026).